EX-21.1
                              LIST OF SUBSIDIARIES

Novagen Solar (Canada) Ltd., a company duly organized and existing under the laws of Canada, having its principle place of business at 3044 Bloor Street West, Suite 1440, Toronto, Ontario M8X 2Y8.